Exhibit 99.1

FORESTAR REPORTS FOURTH QUARTER AND FISCAL 2026 RESULTS

ARLINGTON, Texas (Business Wire) - October 29, 2026 — Forestar Group Inc. (“Forestar”) (NYSE: FOR), a leading national residential lot developer, today reported financial results for its fourth quarter and fiscal year ended September 30, 2026.

Fiscal 2026 Fourth Quarter Highlights

•Net income attributable to Forestar totaled $59.2 million or $1.15 per diluted share
•Pre-tax income of $78.6 million, with a pre-tax profit margin of 13.5%
•Consolidated revenues of $580.8 million on 5,004 lots sold

Fiscal 2026 Highlights

•Net income attributable to Forestar totaled $142.6 million or $2.78 per diluted share
•Pre-tax income of $192.1 million, with a pre-tax profit margin of 11.7%
•Consolidated revenues of $1.6 billion on 13,545 lots sold
•Owned and controlled 84,400 lots
•21,500 lots contracted for sale
•Real estate of $2.5 billion
•Book value per share increased 8% from a year ago to $37.56
•Net debt to total capital ratio of 6.7%, with total liquidity of $1.3 billion

Financial Results
Net income attributable to Forestar for the fourth quarter of fiscal 2026 decreased 32% to $59.2 million, or $1.15 per diluted share, compared to $87.0 million, or $1.70 per diluted share, in the same quarter of fiscal 2025. Pre-tax income for the quarter decreased 31% to $78.6 million from $113.1 million in the same quarter of fiscal 2025. Fourth quarter results include a pre-tax gain on sale of assets of $10.0 million and real estate impairment charges of $7.6 million compared to a pre-tax gain on sale of $4.5 million and no real estate impairment charges in the same quarter of fiscal 2025. Revenues for the fourth quarter decreased 13% to $580.8 million from $670.5 million in the same quarter of fiscal 2025.

Net income attributable to Forestar for the fiscal year ended September 30, 2026 decreased 15% to $142.6 million, or $2.78 per diluted share, compared to $167.9 million, or $3.29 per diluted share, in fiscal 2025. Pre-tax income for fiscal 2026 decreased 12% to $192.1 million from $219.3 million in fiscal 2025. Fiscal 2026 results include a total pre-tax gain on sale of assets of $10.0 million and real estate impairment charges of $7.6 million compared to a pre-tax gain on sale of $4.5 million and no real estate impairment charges in fiscal 2025. Revenues for fiscal 2026 decreased 2% to $1.6 billion from $1.7 billion in fiscal 2025.

The Company’s return on equity was 7.8% for fiscal 2026. Return on equity is calculated as net income attributable to Forestar for the year divided by average stockholders’ equity, where average stockholders’ equity is the sum of ending stockholders’ equity balances of the trailing five quarters divided by five.

Operational Results
Lots sold during the fourth quarter increased 2% to 5,004 lots compared to 4,891 lots in the same quarter of fiscal 2025. During the fourth quarter of fiscal 2026, Forestar sold 822 lots to customers other than D.R. Horton, Inc. (“D.R. Horton”), compared to 828 lots in the same quarter of fiscal 2025. Lots sold to customers other than D.R. Horton in the fourth quarter of fiscal 2025 included 234 lots that were sold to lot bankers who expect to sell those lots to D.R. Horton at a future date.

Lots sold during fiscal 2026 decreased 5% to 13,545 lots compared to 14,240 lots in fiscal 2025. During fiscal 2026, 1,916 lots were sold to customers other than D.R. Horton compared to 2,489 lots in fiscal 2025. Lots sold to customers other than D.R. Horton in fiscal 2026 included 146 lots that were sold to lot bankers who expect to sell those lots to D.R. Horton at a future date compared to 927 lots in fiscal 2025.

The Company’s lot position at September 30, 2026 was 84,400 lots, of which 58,200 were owned and 26,200 were controlled through land and lot purchase contracts. Lots owned at September 30, 2026 included 8,100 fully developed lots. Of the Company’s owned lot position at September 30, 2026, 21,500 lots, or 37%, were under contract to be sold, representing approximately $2.2 billion of future revenue. Another 18,600 lots, or 32% of owned lots, were subject to a right of first offer to D.R. Horton under executed purchase and sale agreements at September 30, 2026.

Capital Structure, Leverage and Liquidity
At September 30, 2026, the Company had $657.0 million of unrestricted cash and $657.8 million of available borrowing capacity on its senior unsecured revolving credit facility for total liquidity of $1.3 billion. Debt at September 30, 2026 totaled $794.2 million, with no senior note maturities until fiscal 2028. The Company’s net debt to total capital ratio at the end of the year was 6.7%. Net debt to total capital is calculated as debt net of unrestricted cash divided by stockholders’ equity plus debt net of unrestricted cash.

Outlook
Donald J. Tomnitz, Chairman of the Board, said, “The Forestar team produced solid results for the year, delivering 13,545 lots and generating over $1.6 billion of revenues in fiscal 2026. Our operators continued to respond to market conditions with discipline, managing the pace of investments and strengthening our balance sheet to end the year with $1.3 billion of liquidity. New home demand continues to be impacted by ongoing affordability constraints and cautious consumer sentiment, with rising mortgage rates adding further pressure in the fourth quarter.

Over the last five years, Forestar invested more than $7.0 billion in land acquisition and development and delivered approximately 75,000 finished lots to local, regional and national homebuilders. Over the same time period, book value per share increased 83%. Our profitable expansion is creating meaningful value for our shareholders.

As we look forward to fiscal 2027, we currently expect to deliver between 12,000 and 13,000 lots, generating $1.4 billion to $1.5 billion of revenue. We will continue to balance the pace and price of lot sales with the timing of our investments to meet demand and maximize returns in each of our projects.”

Tomnitz concluded, “Our strong balance sheet, experienced teams and broad platform provide us with significant financial and operational flexibility to navigate changing market conditions and capitalize on opportunities for growth. These strengths, combined with our strategic relationship with D.R. Horton and $2.2 billion of contracted future revenue, position us well to continue supplying homebuilders with finished lots and capturing market share. We remain focused on disciplined capital allocation while positioning Forestar for growth and long-term shareholder value.”

Conference Call and Webcast Details
The Company will host a conference call today (Thursday, October 29) at 11:00 a.m. Eastern Time. The dial-in number is 888-506-0062, the entry code is 216280, and the call will also be webcast from the Company’s website at investor.forestar.com.

First Quarter Conference Call
The Company plans to release financial results for its first quarter ended December 31, 2026 on January 19, 2027 before the market opens. The Company will host a conference call that morning at 11:00 a.m. Eastern Time. Details on how to access the conference call will be available at a later date.

About Forestar Group Inc.
Forestar Group Inc. is a residential lot development company with operations in 65 markets and 24 states. Based in Arlington, Texas, the Company delivered more than 13,500 residential lots during its fiscal year ended September 30, 2026. Forestar is a majority-owned subsidiary of D.R. Horton, the largest homebuilder by volume in the United States since 2002.

Forward-Looking Statements
Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although Forestar believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to Forestar on the date this release was issued. Forestar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include we currently expect to deliver between 12,000 and 13,000 lots, generating $1.4 billion to $1.5 billion of revenue; our strong balance sheet, experienced teams and broad platform provide us with significant financial and operational flexibility to navigate changing market conditions and capitalize on opportunities for growth; these strengths, combined with our strategic relationship with D.R. Horton and $2.2 billion of contracted future revenue, position us well to continue supplying homebuilders with finished lots and capturing market share; and we remain focused on disciplined capital allocation while positioning Forestar for growth and long-term shareholder value.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the effect of D.R. Horton’s controlling level of ownership on us and the holders of our securities; our ability to realize the potential benefits of the strategic relationship with D.R. Horton; the effect of our strategic relationship with D.R. Horton on our ability to maintain relationships with our customers; the cyclical nature of the homebuilding and lot development industries and changes in economic, real estate and other conditions; the impact of significant inflation, higher interest rates or deflation; supply shortages and other risks of acquiring land, construction materials and skilled labor; the effects of public health issues such as a major epidemic or pandemic on the economy and our business; the impacts of weather conditions and natural disasters; health and safety incidents relating to our operations; our ability to obtain or the availability of surety bonds to secure our performance related to construction and development activities and the pricing of bonds; the effects of information technology failures, cybersecurity incidents, and the failure to satisfy privacy and data protection laws and regulations; the impact of governmental policies, laws or regulations and actions or restrictions of regulatory agencies; the effects of changes in income tax and securities law; our ability to achieve our strategic initiatives; continuing liabilities related to assets that have been sold; the cost and availability of property suitable for residential lot development; general economic, market or business conditions where our real estate activities are concentrated; our dependence on relationships with national, regional and local homebuilders; competitive conditions in our industry; obtaining reimbursements and other payments from governmental districts and other agencies and timing of such payments; our ability to succeed in new markets; the conditions of the capital markets and our ability to raise capital to fund expected growth; our ability to manage and service our debt and comply with our debt covenants, restrictions and limitations; the volatility of the market price and trading volume of our common stock; and our ability to hire and retain key personnel. Additional information about issues that could lead to material changes in performance is contained in Forestar’s annual report on Form 10-K and its most recent quarterly report on Form 10-Q, both of which are or will be filed with the Securities and Exchange Commission.

Contact
Chris Hibbetts, 817-769-1860
Vice President of Finance & Investor Relations
InvestorRelations@forestar.com

FORESTAR GROUP INC.
Consolidated Balance Sheets
(Unaudited)

	September 30,
	2026	2025
	(In millions, except share data)
ASSETS
Cash and cash equivalents	$657.0	$379.2
Real estate	2,530.8	2,645.1
Property and equipment, net	6.9	8.1
Other assets	115.2	104.6
Total assets	$3,309.9	$3,137.0
LIABILITIES
Accounts payable	$64.5	$71.0
Accrued development costs	141.8	131.8
Earnest money on sales contracts	202.2	193.3
Deferred tax liability, net	100.1	86.2
Accrued expenses and other liabilities	89.5	83.1
Debt	794.2	802.7
Total liabilities	1,392.3	1,368.1
EQUITY
Common stock, par value $1.00 per share, 200,000,000 authorized shares, 51,017,627 and 50,833,171 shares issued and outstanding at September 30, 2026 and 2025, respectively	51.0	50.8
Additional paid-in capital	676.5	671.0
Retained earnings	1,188.7	1,046.1
Stockholders' equity	1,916.2	1,767.9
Noncontrolling interests	1.4	1.0
Total equity	1,917.6	1,768.9
Total liabilities and equity	$3,309.9	$3,137.0

FORESTAR GROUP INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2026	2025	2026	2025
	(In millions, except per share amounts)
Revenues	$580.8	$670.5	$1,635.1	$1,662.4
Cost of sales	477.7	520.8	1,312.7	1,298.9
Selling, general and administrative expense	38.4	42.7	151.0	154.4
Equity in earnings of unconsolidated ventures	—	—	—	(0.6)
Gain on sale of assets	(10.0)	(4.5)	(10.0)	(4.5)
Interest and other income	(3.9)	(1.7)	(10.7)	(6.3)
Loss on extinguishment of debt	—	0.1	—	1.2
Income before income taxes	78.6	113.1	192.1	219.3
Income tax expense	19.2	26.1	49.1	51.4
Net income	59.4	87.0	143.0	167.9
Net income attributable to noncontrolling interests	0.2	—	0.4	—
Net income attributable to Forestar Group Inc.	$59.2	$87.0	$142.6	$167.9

Basic net income per common share	$1.16	$1.71	$2.79	$3.30
Weighted average number of common shares	51.1	50.9	51.1	50.9

Diluted net income per common share	$1.15	$1.70	$2.78	$3.29
Adjusted weighted average number of common shares	51.3	51.1	51.2	51.1

FORESTAR GROUP INC.
Revenues, Residential Lots Sold and Lot Position

	REVENUES
	Three Months Ended September 30,		Year Ended September 30,
	2026	2025	2026	2025
	(In millions)
Residential lot sales:
Development projects	$540.2	$546.4	$1,496.7	$1,499.8
Lot banking projects	2.0	19.4	10.0	43.4
(Increase) decrease in contract liabilities	(0.1)	1.3	(0.7)	1.1
	542.1	567.1	1,506.0	1,544.3
Tract sales and other	38.7	103.4	129.1	118.1
Total revenues	$580.8	$670.5	$1,635.1	$1,662.4

	RESIDENTIAL LOTS SOLD
	Three Months Ended September 30,		Year Ended September 30,
	2026	2025	2026	2025
Development projects	4,980	4,743	13,429	13,892
Lot banking projects	24	148	116	348
	5,004	4,891	13,545	14,240

Average sales price per lot (1)	$108,300	$115,700	$111,200	$108,400

			LOT POSITION
			September 30,
			2026	2025
Lots owned			58,200	65,100
Lots controlled under land and lot purchase contracts			26,200	34,700
Total lots owned and controlled			84,400	99,800

Owned lots under contract to sell to D.R. Horton			19,800	22,800
Owned lots under contract to customers other than D.R. Horton			1,700	1,000
Total owned lots under contract			21,500	23,800

Owned lots subject to right of first offer with D.R. Horton based on executed purchase and sale agreements			18,600	17,600
Owned lots fully developed			8,100	8,900
_____________
(1)Excludes any impact from change in contract liabilities.